UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
Dated November 13, 2006
of
ARRIS GROUP, INC.
A Delaware Corporation
IRS Employer Identification No. 58-2588724
Commission File Number 000-31254
3871 Lakefield Drive
Suwanee, Georgia 30024
(678) 473-2000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 13, 2006, ARRIS Group, Inc. (the “Company”) entered into an Indenture (the “Indenture”) with The Bank of New York Trust Company, N.A., as trustee, in connection with the previously announced issuance and sale by the Company of $276.0 million aggregate principal amount (which includes $36.0 million aggregate principal amount issued upon the exercise of the over-allotment option granted to the underwriters in the offering) of the Company’s 2.00% Convertible Senior Notes due 2026 (the “Notes”). The Notes bear interest at a rate of 2.00% per annum, commencing on November 13, 2006. Interest on the Notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2007. The notes will mature on November 15, 2026 unless earlier redeemed, repurchased or converted.
     Holders may convert the Notes if prior to November 15, 2025: (1) during any calendar quarter after the calendar quarter ending December 31, 2006 (and only during such calendar quarter), the closing sale price of the Company’s common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any five consecutive trading day period (the “note measurement period”) in which the average trading price per $1,000 principal amount of Notes was equal to or less than 98% of the average conversion value of the Notes during the note measurement period; (3) upon the occurrence of specified corporate transactions; and (4) if the Company has called the Notes for redemption.
     In addition, holders may convert their Notes at any time from, and including, October 15, 2013, to, and including, November 15, 2013, and at any time from, and including, November 15, 2025, to, and including, the close of business on the business day immediately preceding the maturity date for the Notes.
     Upon conversion, holders of Notes will receive cash and, if applicable, shares of the Company’s common stock, or a combination thereof (at the Company’s election), based on the sum of the “daily settlement amounts” described in the Indenture for the 20 consecutive trading days that begin on, and include, the third trading day after the day the Notes are tendered for conversion, subject to certain exceptions set forth in the Indenture.
     The initial conversion rate for the Notes, subject to adjustment, is 62.1504 shares of the Company’s common stock per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $16.09 per share of the Company’s common stock). A holder that surrenders Notes for conversion in connection with a “make-whole fundamental change,” as defined in the Indenture, that occurs before November 15, 2013 may in certain circumstances be entitled to an increased conversion rate.
     On or after November 15, 2013, the Company may at any time, redeem the Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest.
     On each of November 15, 2013, November 15, 2016 and November 15, 2021, holders of the Notes may require the Company to purchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest. Holders may also require the Company to repurchase all or a portion of their Notes upon a fundamental change, as defined in the Indenture, at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest.
     The Notes will be senior unsecured obligations of the Company and will rank equally with all of the Company’s existing and future senior unsecured indebtedness and will be structurally subordinated to all of its future secured indebtedness. In addition, the Notes will be effectively subordinated to all existing and future liabilities of the Company’s subsidiaries, including trade payables.
     A copy of the Indenture, which includes the form Note as an exhibit thereto, is filed with this Current Report as Exhibit 4.5 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above in response to Item 1.01 is incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description of Exhibits

4.5	Indenture, dated November 13, 2006, between ARRIS Group, Inc. and The Bank of New York Trust Company, N.A., as trustee

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arris Group, Inc.
By:	/s/ David B. Potts
David B. Potts
Executive Vice President and Chief Financial Officer

Dated: November 16, 2006

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

4.5	Indenture, dated November 13, 2006, between ARRIS Group, Inc. and The Bank of New York Trust Company, N.A., as trustee